Exhibit 10.71

                              SHARE SALE AGREEMENT

This Agreement is made on March 22, 1996 by and between Philips Media Services B.V., a corporation duly organized and existing under the laws of the Netherlands ("Philips") with its principal address at Eindhoven, the Netherlands, KPN Multimedia B.V. a corporation duly organized and existing under the laws of the Netherlands ("KPN") with its principal address at Hilversum, the Netherlands, collectively hereinafter referred to as the "Purchasers"

and

Graff Pay-Per View Inc., a corporation duly organized and existing under the laws of the State of Delaware ("Graff"), with its principal address at New York, USA, hereinafter also referred to as the "Vendor"

hereinafter collectively or individually referred to as "Parties" or "Party".

                               W I T N E S S E T H

WHEREAS, TeleSelect Nederland B.V. (hereinafter called the "Company") was incorporated in the Netherlands on April 19, 1995 under the laws of the Netherlands as a limited liability company;

WHEREAS, the Company has issued 8,991 common shares each having a nominal value of DGL. 100;

WHEREAS, the Company has issued 450 class A priority shares, 350 class B priority shares and 199 class C priority shares, each having a nominal value of DGL. 100;

WHEREAS, the Vendor owns 1,791 of these common shares, bearing the numbers 7,201 through 8991 and 199 class C priority shares, bearing the numbers 1 through 199 (collectively the "Shares");

WHEREAS, the Vendor desires to sell the Shares to the Purchasers and the Purchasers desire to buy the Shares from the Vendor;

WHEREAS, until December 28, 1995 Graff has contributed a total value of DGL. 4,057,830 in cash and in kind, including accrued interest, to the Company;

WHEREAS, it was established at the TeleSelect Policy Board meeting of the Parties on 24th October 1995 that Graff's contribution was to be divided in paid-in share capital for

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an amount of DGL. 2,677,830 and loans for an amount of DGL. 1,380,000, all per
December 28, 1995;

WHEREAS, it was decided at the TeleSelect Policy Board meeting of the Parties of December 19, 1995, to approve the cash call of the Company for the first calendar quarter of 1996 per January 6th 1996;

WHEREAS, Graff's part of the cash call amounting to DGL. 1,000,000 had already partly been paid in cash in October 1995 for an amount of DGL. 436,732 and in kind up till the end of 1995 for an amount of DGL. 127,810, Graff's obligations in cash remain DGL. 435,458;

NOW, THEREFORE, in consideration of these premises and of the mutual covenants and premises herein, the Parties agree as follows:

REPRESENTATIONS AND WARRANTS

1.    Graff hereby represents and warrants to the Purchasers that:

     (a) the Vendor has made no agreements that would provide any third party any rights with respect to the Shares;

     (b) the Vendor has the legal capacity to enter into this Agreement and complete the sale of Shares and has taken all requisite action in connection therewith;

     (c) the Shares have been fully subscribed and paid-up and free and clear from all liens or charges and have not been pledged or otherwise encumbered.

     The Vendor shall be deemed to make each of these representations and warranties immediately prior to the sale and delivery of the Shares as set forth herein.

2.   SALE OF SHARES

     (a) The Vendor shall sell, and Philips shall purchase 1,007 (one thousand and seven) of the common shares owned by Graff, bearing the numbers 7,201 through 8,207 and 112 (one hundred twelve) of the class C priority shares owned by Graff, bearing the numbers 1 through 112, free from all claims, liens or other encumbrances and with all rights attaching thereto.

     (b) The Vendor shall sell, and KPN shall purchase 784 (seven hundred eighty four) of the common shares owned by Graff, bearing the numbers 8,208 through 8,991 and 87 (eighty seven) of the class C priority shares owned by Graff, bearing the numbers 113 through 199, free from all claims, liens or other encumbrances and with all rights attaching thereto.

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3.   TRANSFER OF RIGHTS AND OBLIGATIONS.

     3.1 It is hereby explicitly understood and agreed that all outstanding loans granted by Graff to the Company to a total amount of DGL. 1,380,000, whether relevant loan agreements have been executed or not, are hereby proportionally transferred to Philips and KPN and that Graff shall have no claims of whatever nature with respect to these loans on the Company, Philips and/or KPN. Philips shall thus have granted a loan to the Company of DGL 776,250 and KPN shall thus have granted a loan to the Company of DGL. 603,750.

     3.2 The option granted to Graff pursuant to Article 5 of the Letter Agreement of April 14, 1995 between the Parties, is herewith transferred back to the Company. Graff's subordinated loan of DGL. 1,000 to the Company with respect to this option is herewith deemed to be returned.

     3.3 Graff's obligation towards the Company to pay DGL. 435,458 in cash pursuant to the cash call of the Company for the first calendar quarter of 1996 is herewith assumed by Philips for an amount of DGL. 244,945 and by KPN for an amount of DGL. 190,513.

4.   PURCHASE PRICE.

     (a) The purchase price payable by Philips to the Vendor for the Shares enumerated in Article 2(a) hereto and for the transfer of rights and obligations identified in Article 3.1 and 3.3 hereto shall be DGL. 3,027,527.00 (three million twenty seven thousand five hundred twenty seven Dutch Guilders).

     (b) The purchase price payable by KPN to the Vendor for the Shares enumerated in Article 2(b) hereto and for the transfer of the rights and obligations identified in Article 3.1 and 3.3 hereto shall be DGL. 2,354,744 (two million three hundred fifty four thousand seven hundred forty four Dutch Guilders).

5.   PAYMENT.

     5.1 The purchase price shall be a lump sum paid in Dutch Guilders to an account designed by the Vendor.

     5.2 All payments to be made under this Agreement shall be made free and clear of and without deduction for any taxes, duties, charges or withholdings of any nature.

6.   DECLARATION.

     The Vendor declares to have no claims against the Purchasers in relation to the sale of the Shares as described herein or in relation to the transfer of rights and

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     obligations as described herein other than the payment obligation of the
     Purchasers described in Article 4 and 5 above.

7.   COSTS.

     Each of the Parties shall bear and pay its own legal costs, charges and other expenses connected with this Agreement.

8.   DELIVERY.

     Delivery of the Shares to he Purchasers shall be executed and performed by a notarial deed. Philips, KPN and Graff hereby instruct and authorize, with the right of substitution, Mr. G.P.M. van Brussel of the Corporate Legal Department of Philips International B.V. to execute and perform such notarial deed and further to do or to cause to be done all such acts and things as are deemed necessary or advisable in the framework of the execution and performance of the notarial deed and to instruct the public notary to transfer the total purchase price to the Vendor immediately after the execution of the deed.

9.   ENTIRE AGREEMENT.

     This Agreement sets out the entire agreement and understanding between the Parties in connection with the sale and purchase of the Shares and neither party has entered into this Agreement in reliance upon any representation, warranty or undertaking that is not set out in this Agreement. The Agreement, may not be amended except by writing signed by the Parties.

10.  LAW.

     This Agreement shall be governed and constructed in accordance with the laws of the Netherlands.

11.  JOINT VENTURE.

     Upon completion of the sale and delivery of the Shares, the Parties hereto agree that Graff shall not longer be a party to the Letter Agreement of April 14, 1995 and the Heads of Agreement of August 12, 1994 between the Parties or their respective predecessors, and the Parties shall have no liabilities or obligations arising therefrom except for the obligation of confidentiality set forth in the Confidentiality Agreement of August 12, 1994.

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12.  APPROVAL.

     Given the fact that the Parties to this Agreement are the sole shareholders of the Company, this Agreement also constitutes the approval of general meeting of priority shareholders to the transfer of Shares described herein in conformity with Article 9 of the Articles of Association of the Company.

IN WITNESS WHEREOF, this Agreement has been signed by the authorized representatives of the Parties on the day and year first above written.

PHILIPS MEDIA SERVICES B.V.


By:  /s/ R. Hamersme
    ----------------------------
Name:    R. Hamersme
      --------------------------
Title:   Managing Director
       -------------------------


KPN MULTIMEDIA B.V.


By:  /s/ H. P. M. Kivits
    ----------------------------
Name:    H. P. Kivits
      --------------------------
Title:   Director
       -------------------------


GRAFF PAY-PER-VIEW INC.


By:  /s/J. Roger Faherty
    ----------------------------
    J. Roger Faherty, Chairman
    and Chief Financial Officer

TeleSelect Nederland B.V. herewith accepts and acknowledges:

   o  the transfer of loans pursuant to Article 3.1 of this Agreement;

   o the transfer of the option pursuant to Article 3.2 of this Agreement, which option shall be withdrawn by TeleSelect Nederland B.V. upon execution of this Agreement;

   o the obligation to have the shareholders register of the Company adjusted to reflect the transfer of the Shares pursuant to Article 2 of this Agreement.

TELESELECT NEDERLAND B.V.

By:  /s/ M. J. Coppoolse
    -----------------------------

    Name:  M. J. Coppoolse
    Title: C.E.O.